EXHIBIT 10.1

SETTLEMENT AGREEMENT

(“Vaststellingsovereenkomst”)

THE UNDERSIGNED:

(1)	FORRESTER RESEARCH B.V. (the “Company”) a private limited company whose registered office and place of business is in Amsterdam, for these presents lawfully represented by Mr. Michael A. Doyle;

and

(2)	Mr DENNIS J.M. VAN LINGEN (the “Employee”) born on 18 January 1965, residing at Lunette 8 in (2141 MX) Vijfhuizen;

WHEREAS:

(A)

the Employee entered into the service of the Company 1 August 2000, his most recent position being Chief Product Officer and Chief Europe Middle East and Africa Officer of the Forrester Research group of companies;

(B)

by resolution of 21 June 2006 the General Meeting of Shareholders of the Company has appointed the Employee as a Managing Director of the Company (“statutair directeur” in terms of the Company’s Articles of Association) effective from 30 June 2006, which appointment the Employee has accepted;

(C)	the Employee's monthly salary is EUR 22,916.67 gross, including holiday allowance, and not including bonus entitlements and other fringe benefits;
(D)

the Employee was relieved of Chief Product Officer duties effective 24 August 2015, and the Company has informed the Employee that the Company wishes to terminate the employment contract and invited the Employee, by letter dated 3 September 2015, to attend the extraordinary general meeting of shareholders (EGM) of the Company, to be held on 28 September 2015;

(E)	the Employee has objected to the intended termination of his employment contract;
(F)	the Parties have subsequently consulted one another to discuss the terms and conditions of an amicable settlement;
(G)	the Company wishes to stress that the Employee cannot in any way be blamed for the termination. Hence there is no urgent reason to terminate the employment contract with immediate effect;
(H)

the Company has pointed out the possible consequences of termination of the employment contract to the Employee and has given the latter sufficient time and opportunity to consider the proposed settlement and receive expert legal advice;

(I)

in view of the above, and in order to end any and all points of potential dispute regarding the consequences of the termination of the employment contract, the Parties have entered into a settlement agreement, and

Company	Employee

HAVE AGREED AS FOLLOWS:

1.	The Company and the Employee agree to a termination of the employment contract with effect from 31 January 2016 (the Effective Date*) by mutual consent (“wederzijds goedvinden”).
2.

The Parties will agree on a Handover Date as soon as practicable in September 2015.  The Company will not request the Employee’s services after the Handover Date and the Employee will go on inactive status by mutual agreement until the Effective Date. During his inactive status and until the Effective Date, the Company will compensate the Employee a fixed, monthly remuneration, in the amount of 23,567.26 Euros gross, before tax and including the 8% holiday allowance. In addition, the Company will continue to pay the agreed travel allowance, the costs related to the Employee’s mobile phone, the company contributions to the Employee’s health insurance, pension scheme and other statutory payments as per normal. Any payments made to the Employee are subject to taxation and other withholdings as per normal.  Between now and the Effective Date the Employee is not allowed to sign any contracts / agreements on behalf of the Company or other affiliates in the Forrester Research, Inc. group of companies, or to incur expenses without prior written consent from Gail Mann, Forrester’s Chief Legal Officer.

3.

The Employee will hand over any material and information (including all copies) in his possession on or before the Handover Date to ensure that his engagements, dealings with outside parties and ongoing processes can continue uninterrupted and without any loss of documentation or background information.  If the Employee is not in the office on the Handover Date, the Company will make arrangements with him for the return of such information in his possession.  The Employee has been reminded of the confidentiality,  non-disclosure and intellectual and industrial property rights clauses in his employment contract and has agreed to adhere to these during this process and after termination of the employment contract.

4.

On the Handover Date, the Employee will return his laptop (including carrying case, spare batteries and other accessories). At the same time the Employee will hand back any other items of personal property (such as a company-provided mobile phone and accessories, if any such device was provided) that belong to the Company or other affiliates in the Forrester Research, Inc. group of companies as applicable.  If the Employee is not in the office on the Handover Date, the Company will make arrangements with him for the return of his laptop and other company property in his possession.

5.	The Company will pay out the number of vacation days which the Employee has accrued until the Effective Date in the usual way. Payment will be made within one month of the Effective Date.
6.

That, in consideration of the loss of his job, the Employee will be receiving a supplement, gross payment of 326,000.00 Euros provided that the Employee fully complies with his duties under his employment contract, this settlement agreement, and has executed a release of legal claims in favour of the Company and other affiliates in the Forrester Research, Inc. group of companies. This release includes any and all entitlements the Employee may have under the Forrester Research, Inc. Executive Severance Plan. Insofar as necessary the Employee waives any and all entitlements to a so-called transitievergoeding as defined in Articles 7:673 through 7:673d of the Netherlands Civil Code.

**The Effective Date is the last day of the statutory four-month notice period.

Company	Employee

7.

Insofar as possible this supplementary payment, less any statutory withholdings and deductions, will be made in a manner indicated by the Employee within one month of the Effective Date, provided the Company is in receipt of the aforementioned release of claims, as well as in receipt of all company property that is in the Employee’s possession or under his control, and such payments are not contrary to any statutory provisions or financially disadvantageous to the Company or other affiliates in the Forrester Research, Inc. group of companies.

8.

The Company shall pay the costs of appropriate outplacement services by an agency to be approved by the Company, up to a maximum of 15,000.00 Euros, not including VAT. To this end, the Company shall enter into a contract directly with the outplacement agency, which agency shall invoice the Company directly.

9.

On the Effective Date, the Company’s contribution to the premiums of the Employee’s pension arrangements and health insurance coverage shall end. All respective premiums due by the Company on the Effective Date will be paid in the appropriate manner.

10.	The non-competition clause agreed between the Parties shall remain in full effect.
11.

On or before the Handover Date the Employee will sign written resignation(s) from any and all officer or director positions he holds with the Company or other affiliates in the Forrester Research, Inc. group of companies, including as Managing Director of the Company and as Chief Europe Middle East and Africa Officer of the Forrester Research group of companies, with immediate effect and in a form acceptable to the Company.

12.

The Parties shall refrain from making any such negative comments about each other to third parties as may harm their mutual justified interests. After close consultation regarding the departure of the Employee the Parties shall draft a joint communication plan (except with respect to any required governmental filings). The Parties shall observe absolute confidentiality regarding the contents of this Agreement, unless either party is required to disclose such information under any statutory provision.

13.

The Company will contribute to the costs of legal assistance by a lawyer of the Employee’s choice incurred up to a maximum amount of 2,000 Euros, including disbursements and including VAT.  Payment will be made upon receipt of a copy of the original, specified invoice made out to the Employee.

14.

Any equity awards granted by Forrester Research, Inc. to the Employee prior to the Effective Date will operate in accordance with the terms of the applicable award agreements and underlying equity plans.

15.

The Parties agree that the Employee will remain eligible for a bonus for 2015 under the Forrester Research, Inc. Amended and Restated Executive Cash Incentive Plan, on an 8/12 pro rata basis, based on the actual company 2015 financials, and otherwise payable in accordance with the plan.

16.

Once the Employee and the Company have complied with the aforementioned obligations, no further obligations shall ensue for the Company or other affiliates in the Forrester Research, Inc. group of companies and the Employee from the employment agreement or this Settlement Agreement or on any other basis. The Parties shall fully and finally discharge each other.

Company	Employee

For approval and agreement:

/s/ Michael A. Doyle	/s/ Dennis J.M. van Lingen
Michael A. Doyle on behalf of:	Dennis J.M. van Lingen
Forrester Research B.V.
Date: 29 September 2015	Date: 29 September 2015
Place: Cambridge, MA USA	Place: Amsterdam

Company	Employee